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                                                                     Exhibit 12(a)

                          Entergy Arkansas, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends



                                                              1998     1999     2000     2001     2002
Fixed charges, as defined:
  Total Interest Charges                                     $96,685  $97,023 $101,600 $109,523 $103,210
  Interest applicable to rentals                              15,511   17,289   16,449   14,563   12,762
                                                            --------------------------------------------
Total fixed charges, as defined                              112,196  114,312  118,049  124,086  115,972

Preferred dividends, as defined (a)                           16,763   17,836   13,479   12,348   11,869
                                                            --------------------------------------------

Combined fixed charges and preferred dividends, as defined  $128,959 $132,148 $131,528 $136,434 $127,841
                                                            ============================================
Earnings as defined:

  Net Income                                                $110,951  $69,313 $137,047 $178,185 $135,643
  Add:
    Provision for income taxes:
       Total                                                  71,374   54,012  100,512  105,933   71,404
    Fixed charges as above                                   112,196  114,312  118,049  124,086  115,972
                                                            --------------------------------------------

Total earnings, as defined                                  $294,521 $237,637 $355,608 $408,204 $323,019
                                                            ============================================

Ratio of earnings to fixed charges, as defined                  2.63     2.08     3.01     3.29     2.79
                                                            ============================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.28     1.80     2.70     2.99     2.53
                                                            ============================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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